Exhibit 10.14

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

Retailer’s Name:	Mattress Discounters Corporation
Retailer’s Address:	9822 Fallard Court
Upper Marlboro, MD 20771

Bank Name and Address:
Transit /ABA Number:
Account Number:

IDENTIFICATION OF CREDIT CARD: Mattress Discounters

RECITALS:

A.	The parties previously entered into a Credit Card Retailer Agreement dated December 7, 2001 including various accompanying amendments.

B.	The parties now agree to enter into a new arrangement where we will continue providing a financing vehicle for your customers to pay for certain goods and other related services via their use of the Credit Cards referenced above.

C.	We remain in the business of providing private label credit card programs to finance such goods and services.

D.	Both parties desire to enter into this Agreement for the purpose of allowing you to arrange financing of your consumer customers’ purchase of products and services under a private label credit program we design and provide for you (hereinafter referred to as the “Program”).

1.	IDENTIFICATION OF PARTIES. This Wells Fargo Financial National Bank Credit Card Retailer Agreement (the “Agreement”) is made by and between the Retailer identified above (referred to as “you” or “your”), and Wells Fargo Financial National Bank (referred to as “we”, “us” or “our”), 4455 W. Spring Mountain Road, Las Vegas, NV 89102-8719.

2.	DEFINITIONS.

A.	“Account” is defined as an individual Cardholder’s Credit Card Account Agreement with us utilized for making purchases from you under the Program.

B.	“Account Number” is defined as a unique identification number assigned by us to an Account issued to a Cardholder.

C.	“Cardholder” is defined as a consumer customer of yours that has applied for and has been approved by us for an Account.

D.	“Credit Card” is defined as a plastic card in the name identified above, issued by us, with an Account Number to a Cardholder for use in connection with the Program.

E.	“Credit Card Account Application/Credit Card Account Agreement” is defined as the consumer application and the terms and conditions under which an Account with a Cardholder is administered by us under the Program.

F.	“Credit Memo” is defined as an invoice evidencing a return of goods or services by a Cardholder or any adjustment or credit by you to an Account.

G.	“Non-Retail Location” is defined as a location where: (i) Cardholders can make purchases from you either by mail or telephone and no customer signature can be obtained on the Sales Slip; or (ii) consumer customers of yours can apply to us for an Account and no customer signature can be obtained on the Credit Card Account Application/Credit Card Account Agreement.

H.	“Sales Slip” is defined as an invoice evidencing a purchase by a Cardholder under the Program which includes a description of the goods and/or services purchased, all of the information specified in paragraph 6(E) below, and shall include any and all other documents referred to in the Sales Slip.

3.	PROMOTING THE PROGRAM. You will promote the Program covered by this Agreement to encourage customers who do not have an Account to apply for one and to encourage Cardholders who have an Account to use it to purchase goods, services or other items from you.

4.	CARDHOLDER ACCOUNT INFORMATION. You agree not to disclose Account Numbers or other Cardholder Account information to any third party. You agree to store any material containing Cardholder Account information in a secure manner or destroy such Account information at the proper time in a fashion that renders the data unreadable. If we provide any information about Cardholders to you, you agree that you will not use or disclose that information other than to carry out the purposes of this Agreement, including promotion of the Program and use of the Program to finance purchases of goods, services or other items from you. This paragraph does not apply to information about Cardholders obtained by you from sources other than us, including but not limited to, information obtained by you directly from the Cardholders not in relation to the Program.

5.	TRANSMITTING AND RECEIVING ACCOUNT INFORMATION DATA. During the term of this Agreement we will provide each of your locations with Verifone equipment to communicate with us electronically to: (a) transmit credit applications, request authorizations on Sales Slips and to present Sales Slips and Credit Memos to us; and (b) receive credit decisions and authorizations on such Sales Slips from us.

6.	PURCHASE TRANSACTIONS.

A.	PRESENT CARD. The Cardholder must present a valid Credit Card at the time of a purchase unless: (i) the transaction is covered under subparagraph 6 M below; (ii) the Account was established at the time of the purchase; or (iii) you make a Credit Card sale to a Cardholder who is physically present at the time of the transaction but does not have his/her Credit Card with him/her. In each of these cases you will have confirmed the identity of the Cardholder, that the Credit Card or Account is accepted at your location and that you have the proper Account Number and otherwise process the transaction using normal procedures.

B.	SALES SLIPS. Credit Card transactions will be evidenced by Sales Slips in a form approved by us.

C.	AUTHORIZATION. You will contact our authorization center electronically as outlined in paragraph 5 above, or by voice telephone at a phone number we provide to you if you are temporarily unable to contact us electronically, and obtain a specific authorization number for each Sales Slip. Authorization numbers are valid for 90 days. We may change the length of time an authorization number is valid by advising you in advance of the change in writing.

D.	SINGLE TRANSACTION. You will include all goods and services purchased in any transaction on one Sales Slip submitted to us. You will not submit, sell or assign any part of a Sales Slip or transaction to any other creditor or lender for purchase. We will not accept Sales Slips from you if: (i) the purchase of an individual item (good or service) has been split into two Sales Slips; or (ii) the goods have yet to be delivered or the service is yet to be performed.

E.	COMPLETION OF SALES SLIP. You will legibly complete the Sales Slip by accurately setting forth the date of purchase; the total cash price, including tax (where applicable), of all goods and services purchased, less the down payment if any; a description of the goods and services sufficient to identify them; the cost of each item; the Cardholder’s name; not more than the last four digits of the Account Number; and any other information we may reasonably require.

F.	SIGNATURE. When making a Credit Card sale, you will require the Cardholder to manually sign the Sales Slip in your presence unless the transaction is covered under subparagraph 6 M below, in which case you will mail a copy of the Sales Slip to the Cardholder.

G.	COPY TO CARDHOLDER. When making a Credit Card sale, you will give one copy of the completed Sales Slip to the Cardholder at the time of delivery of the goods or performance of the services covered by the Sales Slip.

H.	DOWN PAYMENTS/DEPOSITS. We will not finance down payments or deposits on an Account.

I.	NO EXTRA CHARGE FOR CREDIT CARD SALES. You will not discriminate against Cardholders by adding an extra or special charge to the normal price of the goods or services when a sale is a Credit Card purchase.

J.	NO CASH ADVANCES. Cash advances by you to a Cardholder may not be charged to an Account under any circumstances.

K.	CONSUMER PURCHASES ONLY. Credit Card purchases must be for personal, family, or household purposes.

L.	DELIVERY OF MERCHANDISE. Merchandise purchased by a Cardholder that is shipped or delivered by you must be shipped or delivered to a Cardholder’s residence in the United States, unless shipment or delivery to another location is authorized by the Cardholder and approved by us. For the purposes of this Agreement, a Cardholder’s residence may include their primary residence, whether owned, purchasing or leasing and any vacation or secondary home that the Cardholder owns or is purchasing.

M.	PURCHASES AT A NON-RETAIL LOCATION. You will follow all procedures outlined in subparagraphs A through L above when a Cardholder makes a purchase at a Non-Retail Location except the Cardholder’s signature will not be required on the Sales Slip.

7.	PRESENTMENT OF SALES SLIPS.

A.	You will present Sales Slips to us by electronically transmitting to us the following information from each Sales Slip: (i) the full Account Number; (ii) the plan number; (iii) the Sales Slip number; (iv) the net amount charged on the Sales Slip; (v) the authorization number; and (vi) the date the transaction was completed as defined in paragraph 7(C) below.

B.	If it is temporarily impractical to electronically present Sales Slips to us, you may physically present paper Sales Slips to us.

C.	Sales Slips shall only be presented to us after the transaction is completed. You agree to make every reasonable effort to electronically present these Sales Slips to us within 3 days of the transaction completion date, unless it is temporarily impractical to do so, at which time you will have 15 days to present the Sales Slip electronically or physically to us from the date the transaction was completed. For the purposes of this Agreement, a transaction is completed after you have performed all of your obligations to the Cardholder in connection with each Sales Slip, including, but not limited to, the delivery of purchased merchandise to the Cardholder and/or the performance of any service purchased by the Cardholder. Notwithstanding the immediately preceding three (3) sentences in this paragraph 7(C), we agree that you may present Sales Slips to us before the transactions are completed as long as the transaction will be completed within thirty (30) days of the date the Sales Slip is presented to us. The presentment of a Sales Slip by you shall constitute a representation that as of the date the Sales Slip is presented to us, you have no knowledge or notice of any facts, events, issues or circumstances that would impair the validity of the Sales Slip or its collectability. Presentment of a Sales Slip will constitute an endorsement and assignment to us of your rights against the Cardholder. If a Sales Slip is presented physically, you will also deliver to us a copy of any document referred to in the Sales Slip. If a Sales Slip is presented electronically, you will retain the original, physical Sales Slip and the original of any document referred to in the Sales Slip for at least 5 years after the Sales Slip is presented. Upon our written request to you for an original physical Sales Slip or any document referred to in a Sales Slip, you will deliver it to us within 15 days after receiving such written request. If we request, you will execute a separate assignment of any Sales Slip and we are authorized to place your endorsement on any Sales Slip or any check or similar instrument related to a Sales Slip at any time. Payment for a Sales Slip shall not constitute a waiver by us of any of our rights. All figures are subject to final audit and checking by us.

D.	You will allow us to conduct regular audits of the Sales Slips retained by you at any location where they are retained to determine that all the requirements of this Agreement are met. We may conduct audits during your regular business hours as often as we believe is necessary, but not more than three (3) times per Program Year unless an audit reveals that any requirement of this Agreement is not being met in which case we may conduct additional audits in our discretion until we are satisfied the requirements of this Agreement are being met. We will provide you at least 3 days advance notice before conducting an audit.

E.	In the event your retention of the Sales Slips purchased by us is determined by us to be contrary to any law or regulation, or is objected to by any federal, state or local regulatory authority, you agree to deliver all such Sales Slips within 30 days of the date of our notice to you or such other time as required by any law, regulation, regulatory authority or court.

8.	PAYMENT BY US. We will pay you the net amount of all Sales Slips presented to us in accordance with our instructions and procedures and accepted by us less the applicable discount rate. We will also deduct any Credit Memos presented, any charge backs, and any other amounts you owe us from the net amounts we pay you. We will pay for Sales Slips presented to us by automatic deposit through the Automated Clearing House (ACH) or by any other comparable method that we notify you of and choose to use. We will normally initiate an automatic deposit including payment for a Sales Slip within one business day after the Sales Slip is presented. There may be one discount rate for purchases under our regular Account terms and a different discount rate or discount rates for purchases under special Account terms. In accordance with the Pricing Addendum attached hereto and made a part hereof, we will advise you from time to time in writing of the discount rate or discount rates that apply or will apply to purchases under our regular Account terms and to purchases under our special Account terms. The discount rate used for a Sales Slip will be the discount rate in effect on the date we accept the Sales Slip.

9.	AUTHORIZATION FOR AUTOMATIC DEPOSITS. You authorize us to initiate credit entries and to initiate, if necessary, debit entries and adjustments for any erroneous credit entries to your bank account described above and you authorize the bank or other financial institution named above to credit and/or debit entries by us to the bank account. These authorizations will remain in effect until we have received written notification from you of its termination in time and manner sufficient to give us and the banks or other financial institutions reasonable opportunity to act on it.

10.	REFUNDS AND EXCHANGES. You agree to establish and maintain a fair and uniform policy for exchange and/or return of goods sold under the Program, including any down payment, and to give credit upon each such return, but never in cash and only by issuance of a Credit Memo in a form approved by us. You will present each Credit Memo to us in the same manner you present Sales Slips to us in accordance with paragraph 7 above. You will provide notification of the credit to the Cardholder by giving the Cardholder a copy of the Credit Memo. You will present all Credit Memos to us within 3 days of the date of the exchange or return transaction. You will sign and retain each original, physical Credit Memo for at least 5 years after the Credit Memo is presented. Upon our written request to you for an original physical Credit Memo for any Credit Memo presented to us, you will deliver it to us within 15 days after receiving such written request. You will pay us the amount of any Credit Memo on demand, or we may, at our option, deduct the amount of any Credit Memo from the amount we owe to you for Sales Slips presented to us. In the event you present a Credit Memo to us more than 60 days after the date the Sales Slip (that evidences the purchase that the Credit Memo is related to) was presented to us, you will continue to be obligated for the amount of any discount rate to the purchase price, and we shall not be required to refund the amount of any discount rate withheld by us in connection with any such Credit Memo.

11.	NEW CUSTOMER APPLICATIONS.

A.	If a customer at a retail location who is not then, but wishes to become, a Cardholder, you will: (i) require the customer to complete and sign a Credit Card Account Application/Credit Card Account Agreement that we will provide for that location; (ii) give the customer a copy of the Credit Card Account Agreement; (iii) contact us electronically as outlined above in this Agreement, or if you are temporarily unable to contact us electronically then you will contact us by facsimile transmission or telephone, and accurately transmit to us the information on the Credit Card Account Application and obtain approval of the Credit Card Account Application; (iv) enter the full Account Number and retail location number we give you on the Credit Card Account Application; and (v) deliver to us a physical copy of the Credit Card Account Application/Credit Card Account Agreement including any Credit Card Account Application/Credit Card Account Agreements that are rejected by us.

B.	If applications are taken at a Non-Retail Location via telephone from a customer who is not then, but wishes to become, a Cardholder, you will: (i) obtain the application information in a form and manner we request for that location; (ii) provide the applicant with all the oral disclosures we provide to you in a manner we request; and (iii) contact us electronically as outlined above in this Agreement, or if you are temporarily unable to contact us electronically, then you will contact us by facsimile transmission or telephone, and accurately transmit to us the information on the application and obtain approval of the application and authorization for the purchase transaction.

C.	If an application is mailed to you at a Non-Retail Location from a customer who is not then, but wishes to become, a Cardholder, you will contact us electronically as outlined above in this Agreement, or if you are temporarily unable to contact us electronically, then you will contact us by facsimile transmission or telephone, and accurately transmit to us the information on the application and obtain approval of the application and authorization for the purchase transaction.

12.	DISPUTES. If a dispute arises between you and a Cardholder over goods or services purchased you agree to make a good faith effort to immediately resolve the dispute. If a Cardholder contests a charge to his or her Account based on a dispute with you, we may credit the Account for the amount in dispute until the complaint is cleared up. If we do this and the Cardholder maintains the dispute after 28 days from the date we advise you of the dispute, then you will repay us immediately the amount in dispute or we may at our option deduct the amount in dispute from the amount we owe to you for Sales Slips presented to us. When the complaint is resolved, you may resubmit that amount to us for repurchase using normal procedures.

13.	REPRESENTATIONS AND WARRANTIES.

A.	As to each Credit Card Account Application/Credit Card Account Agreement, Sales Slip and Credit Memo presented or delivered to us, and the transaction it evidences, you represent and warrant to us the following: (i) that to your knowledge the Credit Card Account Applications/Credit Card Account Agreements are bona fide and were actually made and agreed to by each person identified as an applicant or Cardholder; (ii) that the Sales Slip represents a bona fide sale of only goods or services in the ordinary course of business for the total sale price; (iii) that you have performed your obligations to the Cardholder in connection with the transaction evidenced by the Sales Slip or Credit Memo; (iv) that it involves no advance of cash and no transaction other than that described in the Sales Slip or Credit Memo; (v) that it is, in all respects, as required and in compliance with this Agreement, and all laws, rules and regulations of any federal, state or local governmental agency governing the same, and a true, completed copy of the Credit Card Account Application/Credit Card Account Agreement, Sales Slip or Credit Memo was given to the Cardholder at the time of the transaction; (vi) that you have no knowledge or notice of any facts, events, issues or circumstances that would impair enforceability or collection of the Credit Card Account Application/Credit Card Account Agreement or Sales Slip; (vii) that the transaction is not subject to right of cancellation or rescission by the Cardholder; and (viii) that you have the right to present the Sales Slip or Credit Memo to us, and that there are no liens, mortgages, encumbrances or security interests upon the Sales Slip or the rights evidenced by the Sales Slip.

B.	As to all transactions involving your customers, you represent and warrant to us the following: (i) that you comply with the provisions of all applicable state, federal, and local laws, regulations, rules, and ordinances, including but not limited to the Fair Credit Reporting Act, all applicable fair lending laws and regulations, the Federal Equal Credit Opportunity Act, as amended, all state law counterparts of them, and all applicable regulations promulgated under any of them, including, without limitation, any provisions requiring adverse action notification to any individual; (ii) that you will comply with all applicable local, state and federal laws, rules, and regulations related to servicing and collecting any Account returned to you; and (iii) that you will not offer extended product warranties or service agreements in conjunction with purchases made by Cardholders without our prior written approval, which shall not be unreasonably withheld. Such approval is for our benefit only and you may not rely on such approval for any purpose. All of the representations and warranties set forth in this Agreement still apply to any approved extended warranties or service agreements. Any approved extended warranty or service agreement will be treated as any other transaction under this Agreement.

You agree that if any warranty is breached under this Agreement, if the Cardholder cancels any transaction under any Credit Card Account Application/Credit Card Account Agreement, or if a Cardholder asserts any claim or defense arising out of: i) any Sales Slip; ii) any Credit Memo; iii) any Credit Card Account Application/Credit Card Account Agreement; or iii) any other transaction under any Credit Card Account Application/Credit Card Account Agreement, you will pay us on our demand the amount of any Sales Slip(s), Credit Memo(s) or Account(s) impacted plus any finance charges related to the Sales Slip(s), Credit Memo(s) or Account(s). You also agree to reimburse, indemnify and hold us harmless for any and all breaches of warranties, damages and costs, including reasonable attorney’s fees, which we may sustain as a result of any such events. We may at our option deduct any amount you owe us pursuant to this paragraph or any other provision of this Agreement from any amount we may owe you.

14.	RIGHT TO REJECT OR REVOKE ACCEPTANCE. We may refuse to accept or, having accepted, may revoke acceptance of any Sales Slip presented to us by you:

A.	if you are required to retain the original, physical Sales Slip and you fail to deliver the original, physical Sales Slip, or any document referred to in the Sales Slip, to us within 15 days after receiving a request from us for such Sales Slip;

B.	if the original physical Sales Slip is not in all respects legible and as represented, warranted, and agreed in this Agreement;

C.	if the purchase was made at a Non-Retail Location and the Cardholder denies authorization of the transaction;

D.	if the Credit Card Account Application/Credit Card Account Agreement used to open the Account is not bona fide or was not actually made and agreed to by each person identified as an applicant or co-applicant;

E.	if: (i) the goods have been returned; (ii) the goods or services have not been accepted by the Cardholder or not delivered or performed by you as agreed, this includes, but is not limited to, transactions where you have presented us the Sales Slip prior to the goods being delivered and/or any services being performed and the goods are not delivered and/or the services are not performed within thirty (30) days of the Sales Slip being presented to us, or where the Cardholder refuses to accept delivery of the goods and/or performance of the services, or where the Cardholder cancels the transaction without taking delivery of the goods and/or accepting performance of the services; (iii) there is any dispute, claim, or defense asserted by the Cardholder; (iv) the purchase was not covered under subparagraph 6 M above, and the Sales Slip was not actually signed by the Cardholder; (v) the Sales Slip is not valid and legally enforceable according to its terms, (vi) the authorization number for the Sales Slip is expired at the time the Sales Slip is presented; (vii) we reasonably believe that you may be unable or unwilling to satisfy your obligations under the provisions of this Agreement; or (viii) there has been any negligence, fraud or dishonesty by you or any of your employees; or

F.	if you have breached any warranty, made any false representation, or are in default under any provision of this Agreement, we may refuse to accept and revoke acceptance on any and all Sales Slips presented, whether or not previously authorized or approved by us. We may continue to refuse to accept any and all Sales Slips presented until you have cured any breach of warranty, false representation or any default under this Agreement.

If we revoke acceptance of any Sales Slip pursuant to the conditions set forth above, you will pay us on demand the amount of the Sales Slip affected plus any finance charges related to the Sales Slip under the Credit Card Account Application/Credit Card Account Agreement with us, and we shall retain any discount taken in connection with such Sales Slip. If we refuse to accept any Sales Slip, we will not purchase nor pay for said Sales Slip. You also agree to indemnify and hold us harmless against any and all liability, loss, claims or demands arising in connection with any Sales Slip we refuse to accept or for which we revoke acceptance pursuant to the conditions set forth above.

15.	COLLECTIONS. We have the sole right to request and receive payments on Sales Slips presented to us unless they are rejected by us or charged back to you. You agree not to request or accept any payments that we have the right to receive.

16.	EXAMINATION OF BOOKS AND RECORDS. You agree to permit us to examine your books and records concerning any transaction giving rise to any Sales Slip or Credit Memo and to provide us with such further information as we may reasonably require concerning such transactions. You agree to preserve records of all transactions for at least 5 years from the date of all Sales Slips or Credit Memos.

17.	FINANCIAL STATEMENTS AND CREDIT REPORTS. You will provide us within 120 days after the end of your fiscal year a consolidated financial statement, including balance sheets, statements of income and retained earnings, cash flows and any accompanying notes. Such financial statements shall be audited by an independent certified public accountant. Should we so elect, you agree to meet with a representative of ours on a quarterly basis to discuss your current operating results.

18.	TERM AND TERMINATION.

A.	TERM. This Agreement will remain in effect until December 31, 2007 (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive 3-year terms (defined as “Renewal Term”) unless any party elects not to renew this Agreement by providing notice of such non-renewal to the other party at least 60 days prior to the end of the Initial Term or the end of any Renewal Term.

B.	TERMINATION. We may terminate this Agreement upon written notice to you: (i) in the event you cease to conduct business in a normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for your business or assets, or avail yourself of, or become subject to, any proceeding under the Federal Bankruptcy Code of 1978, as amended, or any similar state insolvency or bankruptcy statutes; (ii) if we have a reasonable belief that you have violated any state, federal or local law including but not limited to the Fair Credit Reporting Act, any fair lending law, the Federal Equal Credit Opportunity Act, or any state law counterparts; (iii) if we may not lawfully engage in the activities we are to perform under this Agreement or if we determine in the exercise of reasonable discretion that any legislation, judicial decision, regulation or other legal authority is unduly burdensome to us; (iv) if your financial statements are not submitted to us as outlined above; or (v) if we determine in the exercise of reasonable discretion that you are presenting Sales Slips to us prior to the goods being delivered and/or the services being performed and the transactions are not completed within thirty (30) days of the date you presented the Sales Slips to us. In addition, if either party materially breaches this Agreement, the non-breaching party may immediately terminate this Agreement upon providing written notice of the breach to the other party.

C.	MUTUAL TERMINATION. This Agreement will terminate upon written agreement of both parties.

D.	REMEDIES UPON DEFAULT. In the event of a breach by you, we shall be entitled to exercise any and all rights and remedies as may be available to us at law or in equity. We shall exercise our remedies concurrently or separately as we may so choose. The exercise of one remedy will not be deemed either an election of such remedy or a preclusion of the right to exercise any other remedy.

E.	EQUIPMENT. Upon termination of this Agreement, you agree to return all Verifone equipment we furnished you to an address specified by us within 30 days after the date of termination. You agree to pay us an amount equal to the unit cost outlined below for each set of Verifone equipment not returned to us.

Unit Cost	Age of Equipment
$550	1 year old
$450	2 years old
$350	3 years old
$250	4 years old
$150	5 years old
$0	6 years old

F.	EFFECT OF TERMINATION. Notwithstanding termination of this Agreement, the provisions of this Agreement will continue in force as to all Credit Card Account Applications/Credit Card Account Agreements and Sales Slips accepted by us.

19.	NO ASSIGNMENT WITHOUT OUR CONSENT. You will not assign this Agreement without our written consent.

20.	DELAY IN ENFORCEMENT. Failure of any party at any time to insist upon the performance of any provision of this Agreement will not operate as a waiver of any right or remedy any party has under this Agreement. A waiver of one provision of this Agreement will not operate as a waiver of any other provision.

21.	NO AGENCY OR PARTNERSHIP. You are not our agent or partner for any purpose whatsoever. You are not granted any right or authority to assume or create any obligation or responsibility on behalf of us, or in our name, or to bind us in any manner whatsoever.

22.	STATE LAW. This Agreement will be deemed to have been made in the State of Nevada, and will be construed and governed in accordance with the laws of the State of Nevada.

23.	NOTICES. All notices under this Agreement shall be in writing. Notices shall be effective: (i) three (3) business days from the date of mailing by regular first class U.S. mail; (ii) one (1) business day from the date of mailing by a commercial overnight mail carrier such as Federal Express, etc.; or (iii) the business day on which notice is sent by facsimile with a date and time confirmation sheet that the fax went through to the other party. For the purposes of this paragraph 23, Saturdays, Sundays and federal holidays shall be considered non-business days. All notices shall be sent to the address and/or fax number set forth in this Agreement or to such other addresses and/or fax numbers as the parties hereto may designate in writing. Notices to you shall be sent to the addresses above or such other addresses as you may designate in writing. Notices to us shall be sent to the address below or such other address as we may designate in writing.

Wells Fargo Financial National Bank	With a copy to:
800 Walnut Street	Wells Fargo Financial National Bank
Des Moines, Iowa 50309	800 Walnut Street
Attn: Legal Department	Des Moines, Iowa 50309
Fax No. 515-557-7602	Attn: Senior Vice President of Operations
Fax No. 515-282-2851

24.	AMENDMENTS. This Agreement may not be amended except in writing signed by both parties.

25.	YOUR OBLIGATIONS UNAFFECTED. Your obligations under this Agreement are not affected by any settlement, extension, forbearance or variation in terms that we may grant in connection with any Account or by the release of the obligations of the Cardholder by a court or by law.

26.	MARKETING FUNDS. The “Net Charge Volume” in any Program Year is the total of purchases posted to all Accounts less any credits (other than payments) posted to the Accounts. A Program Year shall be defined as a 12-month time period beginning on January 1, 2004, and each 12-month time period thereafter during the Initial Term or any Renewal Term of this Agreement. During the term of this Agreement, we will pay you the following amounts based on the Net Charge Volume generated on the Program in a Program Year.

Net Charge Volume	Payment Amount
$20,000,000 to $21,999,999	$20,000
$22,000,000 to $23,999,999	$40,000
$24,000,000 to $25,399,999	$75,000
$26,000,000 to $27,999,999	$125,000
$28,000,000 and greater	$200,000

Any such amounts due under this paragraph 26 will be paid within 30 days of the end of a Program Year in which the Net Charge Volume is $20 million or greater within a Program Year. Notwithstanding the immediate preceding sentence, we will not pay you under this paragraph 26 for the Program Year in which the Net Charge Volume was $20 million or greater and this Agreement has been terminated by us pursuant to paragraph 18 (B) or you elect not to allow this Agreement to automatically renew.

27.	CREDIT PROGRAMS OFFERED. Without our prior written consent you will not create or participate in any other consumer financing program, including but not limited to, any private label credit card program, open-end revolving program or closed-end installment program. In addition, you will not participate in any unique credit term plans (examples of unique credit term plans shall include, but not be limited to, plans similar to same as cash, no interest, reduced interest rate, deferred monthly payment, reduced monthly payment or any combination thereof) offered in connection with the credit cards listed below. You will give us the right of first refusal for all third party credit offerings except for non-unique credit term plans offered in connection with the credit cards listed below.

A. MasterCard credit cards

B. VISA credit cards

C. American Express and Optima credit cards

D. Discover credit cards

E. Diners Club credit cards

28.	USE OF TRADEMARKS. During the Initial Term or any Renewal Term of this Agreement, we shall have a nonexclusive license to use your trademarks, trade names, emblems, insignias and service marks, including the words “Mattress Discounters” (the “Trademarks”), in a form, design and manner approved by you. Where applicable, when using the Trademarks we will rely on the camera-ready artwork to be provided by you. We acknowledge and agree that this license is limited to the use of the Trademarks in connection with the Program; provided, however, that you acknowledge and agree that we, and our subsidiaries or affiliates, may make reference to the words “Mattress Discounters” and the Program for the purpose of: i) direct marketing to our customers and the customers of our subsidiaries and affiliates; ii) direct marketing our products and services and the products and services of our subsidiaries and affiliates to Cardholders; and iii) issuing billing statements and collection materials as long as Accounts covered by this Agreement remain uncollected.

29.	CONFIDENTIALITY AGREEMENT. Both parties agree to treat all “information” (as defined in this paragraph) confidential, and not to disclose any information to any third party (other than its own employees, attorneys or accountants who have a need to know) without the prior written consent from the other party unless such disclosure is required by law. For purposes of this paragraph, “information” shall include all information (whether written or oral) which is furnished (whether before or after the date hereof) by either party or its directors, officers, employees, affiliates or representatives to the other party or its representatives and all analyses, compilations, forecasts, studies or other documents prepared by either party or on its behalf, in connection with this Agreement.

30.	APPROVAL OF ADVERTISING. We shall have the right to approve or disapprove all aspects of this Program including, but not limited to, advertising; promotional material; frequent buyer, customer points, rewards or incentive programs (hereinafter “Sales Incentive Program”); credit terms and credit features, and including any changes to the Program, whether in hard copy, on the Internet or in any other electronic form. You will not initiate or change any advertising, promotional materials, Sales Incentive Program, or other aspects of this Program without our prior written approval. You shall give us a minimum of 5 business days to review any such requests for approval.

31.	ACCOUNT ADMINISTRATION. You acknowledge and accept that we have the sole authority to prescribe the terms and conditions to the Credit Card Account Application/Credit Card Account Agreement, the terms of the Account, and the credit standards and credit criteria for current and prospective Cardholder’s.

32.	SEVERABILITY. If any part of this Agreement is found to be illegal or unenforceable, then that part will be curtailed only to the extent necessary to make it, and the remainder of this Agreement, legal and enforceable.

33.	U.S.A. PATRIOT ACT. Notwithstanding any provision to the contrary in this Agreements, we have certain requirements under the U.S.A. Patriot Act with which we must comply before opening an Account. Since you have the initial contact with the customer, you agree to assist us in complying with the U.S.A. Patriot Act. Such assistance may include, but not be limited to, providing a disclosure (as prescribed by us) to the applicant and co-applicant before he/she applies to open an Account with us, and verifying an applicant’s and co-applicant’s identity including, but not limited to, an applicant’s and co-applicant’s full name, physical address, date of birth, or Taxpayer Identification Number (which for a U.S. Citizen is his/her social security number) upon our request and in the manner we reasonably request.

34.	SIGNING BONUS. We will pay you a signing bonus equal to the sum of $75,000 within 15 days after the execution of this Agreement.

35.	LETTER OF CREDIT. During the term of this Agreement, you agree that the two (2) existing letters of credit (reference numbers SM419372C and SM419373C) shall remain outstanding to our benefit for the purpose of covering any obligations of yours under this Agreement, whether such obligations arose prior to your Chapter 11 Bankruptcy filing in the United States Bankruptcy Court For the District of Maryland on October 23, 2002 case number 02-22330, or on or after such Bankruptcy filing, and shall include, but not be limited to, your obligations which arise in connection with your presentment of Sales Slips to us before the transaction is completed as defined in paragraph 7(C). Upon the written request of you or your bank, we will consider, in our sole and absolute discretion, whether to accept another form of security from you for the obligations covered by the above referenced letters of credit, it being specifically agreed by the parties that we shall in no event have any obligation to do so.

36.	ENTIRE AGREEMENT. The parties mutually agree that the Credit Card Retailer Agreement dated December 7, 2001 between Mattress Discounters Corporation and Wells Fargo Financial National Bank, including all amendments, (“Former Agreement”) will terminate upon the Effective Date of this Agreement. This Agreement supersedes all prior agreements, including but not limited to the Former Agreement, representations, promises and statements, written or oral, made in connection with the subject matter of this Agreement and no prior agreement, representation, promise or statement not written in this Agreement will be binding on the parties after the execution date of this Agreement. Any outstanding disputes, Account Balances, Sales Slips, Credit Memos or other transactions between the parties under any prior agreement between the parties is subject to the terms and conditions of this Agreement after the date of execution. This Agreement will also be binding on and inure to the benefit of the parties’ respective heirs, administrators, executors, successors, legal representatives and assigns.

37.	EXECUTION BY OFFICER. In order for this Agreement to have full force and effect, at the time of execution it must be signed and approved by a duly elected or appointed officer of Wells Fargo Financial National Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 12th day of April 2004 (the “Effective Date”) and that the undersigned are duly authorized to bind themselves and their respective companies to this Agreement as evidenced by the signatures written below.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By		By
Title:	CFO & COO	Title:	SR VP

PARTICIPATION ADDENDUM TO

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

Retailer Name: Mattress Discounters Corporation

This Participation Addendum is part of a Wells Fargo Financial National Bank Credit Card Retailer Agreement (the “Agreement”) dated April 12, 2004, between Wells Fargo Financial National Bank, (referred to as “we”, “us” or “our”) and the retailer (referred to as “you” or “your”) named above.

1.	PARTICIPATION FEES. We will pay you 5.0% of the total finance charge collected each month on the total dollar amount of receivables outstanding for the regular terms cardholder account balances for billing cycles ending that calendar month during the Initial Term or any Renewal Term of the Agreement.

2.	DEFINITION. For purposes of this Participation Addendum, “regular terms cardholder account balances” shall mean any cardholder account balances which are not subject to the special terms set forth in the Pricing Addendum to the Agreement as may be amended from time to time. (For example, if a cardholder makes a purchase which is subject to special terms of 6 months no payment, no interest option, and the cardholder does not pay off the purchase prior to the expiration of the special terms period, interest will accrue on the amount of this purchase from the date of the purchase, but will not be transferred to the regular terms subaccount until the special terms period expires. You shall not receive participation on any interest that accrued during the special terms period. You shall, however, receive participation on any interest that accrues after the expiration of the special terms period in connection with this purchase.)

3.	EFFECTIVE DATE. This Participation Addendum shall be effective as of the date of this Participation Addendum and shall remain in effect until the Agreement terminates. All terms and conditions of the Agreement not otherwise modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Participation Addendum to the Agreement to be duly executed as of the 12th day of April 2004.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By		By
Title:	CFO &COO	Title:	SR VP

PRICING ADDENDUM TO

WELLS FARGO FINANCIAL NATIONAL BANK

RETAILER CREDIT CARD AGREEMENT

Retailer Name: Mattress Discounters Corporation

This Pricing Addendum is part of a Wells Fargo Financial National Bank Credit Card Retailer Agreement (the “Agreement”) dated April 12, 2004, between Wells Fargo Financial National Bank (referred to as “we”, “us”, or “our”) and the retailer named above (referred to as “you” or “your”).

1.	DISCOUNT RATES. The discount rates given in paragraph 3 of this Pricing Addendum are expressed as a percentage of the amount financed for each valid sales slip or sales invoice. We reserve the right to offer additional credit term plans at discount rates established by us.

2.	OUR RIGHT TO CHANGE DISCOUNT RATES. We reserve the right to change the discount rates given in paragraph 3 below upon written notice to you, effective upon delivery, if the prime rate, as reported in the Money Rates Section of the Wall Street Journal, rises above 4.25% then we can increase the discount rates as follows: the 6-month credit term plan by 7.5 bps for every 25 bps the prime rate rises above 4.25%; the 12-month and reduced rate credit term plans by 15 bps for every 25 bps the prime rate rises above 4.25%; the 15-month credit term plans by 18.75 bps for every 25 bps the prime rate rises above 4.25%; the 18-month credit term plan by 22.5 bps for every 25 bps the prime rate rises above 4.25%; and the 24-month credit term plan by 30 bps for every 25 bps the prime rate rises above 4.25%. If any discount rates are increased pursuant to this paragraph, we will reduce those increased discount rates by the same proportionate amount we increased them if the prime rate, as reported in the Money Rates Section of the Wall Street Journal, subsequently reduces. (Note: There will be no changes to the discount rates as long as the prime rate remains at or below 4.25%.)

3.	DISCOUNTS COVERED BY THIS PRICING ADDENDUM. The following credit term plans are covered by this Pricing Addendum:

CREDIT TERM PLANS	Discount Rates
6 Months No Payment, No Interest Option	1.25%
12 Months No Interest Option with Minimum Payments	3.35%
12 Months No Payment, No Interest Option	4.05%
15 Months No Interest Option with Minimum Payments	4.15%
15 Months No Payment, No Interest Option	5.15%
18 Months No Interest Option with Minimum Payments	4.95%
24 Months No Interest, 24 Equal Payments	7.25%

4.	EFFECTIVE DATE. This Pricing Addendum shall be effective as of the date of the Agreement, and shall remain in effect until the date the Agreement terminates. All terms and conditions of the Agreement not otherwise modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Pricing Addendum to the Agreement to be duly executed as of the 12th day of April 2004.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By:		By:

Title:	CFO & COO	Title:	SR VP

FIRST AMENDMENT TO

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

This First Amendment to the Wells Fargo Financial National Bank Credit Card Retailer Agreement (“Amendment”) dated April 12, 2004 is made and entered into this 3rd day of December, 2007, by and between Wells Fargo Financial National Bank (referred to as “we”, “us” or “our”) and Mattress Discounters Corporation (referred to as “you” or “your”) to amend the Wells Fargo Financial National Bank Credit Card Retailer Agreement and all addenda thereto (“Agreement”). Capitalized terms used but not otherwise defined will have the meanings set forth in the Agreement.

WHEREAS, the parties entered into the Agreement in connection with our offering of a private label credit card program to you;

WHEREAS, the parties desire to make changes to the Agreement in connection with our offering of the Program to you;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and we hereby agree as follows:

1.	The Recitals set forth above are true and correct, are incorporated into this Amendment and the Agreement by reference, and shall constitute an integral part of the Agreement.

2.	Paragraph 18A is hereby deleted in its entirety and shall be replaced by the following text:

A. TERM. The term of this Agreement will remain in effect until December 31, 2010 (defined as the “Initial Term” of the Agreement). After the Initial Term, this Agreement shall be automatically renewed for successive three (3) year terms (defined as a “Renewal Term”) unless any party elects not to renew this Agreement by providing written notice of such non-renewal to the other party at least 60 days prior to the end of the Initial Term or any Renewal Term.

3.	Paragraph 26 is hereby deleted in its entirety and shall be replaced by the following text:

26. MINIMUM NET CHARGE VOLUME. You agree that for each Program Year the Program will generate at least the following in minimum net charge volume: $30,000,000.00 (“Minimum Net Charge Volume”). For the purposes of this agreement, “Program Year” is defined as a 12-month time period beginning on January 1, 2008 and each 12 month time period, or a fraction thereof, thereafter during the Initial Term or any Renewal Term of this Agreement. For the purposes of this Agreement, “Net Charge Volume” shall be defined as the total of all purchases posted to the Accounts less any credits (other than payments) posted to the Accounts during a specified time period. In the event the Program fails to generate at least $22,500,000.00 in Net Charge Volume for any Program Year, we may elect to terminate the Agreement by providing you with 30 days prior written notice of our decision to terminate.

4.	Paragraph 34 shall be deleted in its entirety and replaced with the following text:

34. SIGNING BONUS. We shall pay you a signing bonus equal to the sum of $100,000.00 no later than thirty (30) days after the full execution of the First Amendment. In the event this Agreement is terminated for any reason prior to the expiration of the Initial Term of this Agreement, you shall repay us a prorated portion of the signing bonus within 30 days of said termination calculated by dividing the number of months remaining in the Initial Term (from January 1, 2008 through December 31, 2010) of this Agreement by 36 and multiplying by $100,000.00 (Example: The Agreement is terminated on June 30, 2010 and there are 6 months remaining to the Initial Term of this Agreement. 6 divided by 36 equals 0.17. 0.17 times $100,000.00 equals $17,000.00.)

5.	The following text shall be added as Paragraph 38 of the Agreement:

38. VOLUME BONUS. Within 30 days of the commencement of the following Program Year, we agree to pay you 60 basis points on the Net Charge Volume (the “Volume Bonus”) submitted for the previous Program Year that the minimum Net Charge Volume is met, to be used at your discretion, provided: (i) you meet the minimum Net Charge Volume of $30,000,000.00; (ii) the Agreement has not been terminated by us as a result of a breach by you; and (iii) you have not provided written notice to us of your election to not renew this Agreement. In the event that you do not meet the $30,000,000.00 threshold in Minimum Net Charge Volume, we agree to pay you the Volume Bonus but it shall be reduced by the percentage of Net Charge Volume missed when compared to the Minimum Net Charge Volume requirement of $30,000,000.00 [e.g. if $27,000,000.00 of Net Charge Volume is submitted (90%), then the amount paid in the Volume Bonus would be calculated as follows: $27,000,000.00 x .0060 x 90%=$145,800]. If the percentage by which the minimum Net Charge Volume is missed falls below 75%, or $22,500,000.00, in any Program Year, then no Volume Bonus will be awarded for that Program Year, and both parties agree to meet to negotiate new minimum Net Charge Volume goals and a new Volume Bonus for the next Program Year. In the event that negotiations do not yield a new minimum Net Charge Volume or a new Volume Bonus calculation by the end of the next Program Year, the minimum Net Charge Volume will remain $30,000,000.00 and the Volume Bonus will remain as disclosed above. In no event will we pay you more than $300,000.00 in Volume Bonus in any Program Year (the “Volume Bonus Cap”). If the Volume Bonus Cap is met for any Program Year, the parties agree to negotiate new terms that may alter the Volume Bonus Cap in the next Program Year. In the event that negotiations do not yield a new Volume Bonus Cap by the end of the next Program Year, the Volume Bonus Cap will remain $300,000.00. Notwithstanding the above, however, the parties agree and understand that the requirements of Paragraph 26 of the Agreement that were in place prior to the effective date of this Amendment govern any payment by us to you for the Program Year ending December 31, 2007.

6.	This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A signed, facsimile copy of this Amendment may serve as an original.

7.	The changes made by this Amendment are effective as of the date of this Amendment. All terms and conditions of the Agreement not modified herein shall remain in full force and effect. In the event of any conflict between the terms of the Agreement or any other addendum to the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto, having caused this Amendment to be executed by their respective representatives as of the date first written above.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By		By
Chris P. Stabile
Title:	VP-Accounting & Finance	Title:	Executive Vice President

PRICING ADDENDUM TO

WELLS FARGO FINANCIAL NATIONAL BANK

RETAILER CREDIT CARD AGREEMENT

This Pricing Addendum is part of the Wells Fargo Financial National Bank Credit Card Retailer Agreement dated April 12, 2004, by and between Mattress Discounters Corporation (referred to as “you” or “your”) and Wells Fargo Financial National Bank (hereinafter referred to as “we,” “us” or “our”) as otherwise amended and addended (the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

1. REPLACES PRIOR PRICING ADDENDUM. This Pricing Addendum replaces any prior Pricing Addendum to the Agreement dated prior to the date of this Pricing Addendum.

2. DISCOUNTS RATES. The discount rates given in the attached Discount Rate Table and in paragraph 4 of this Pricing Addendum are expressed as a percentage of the amount financed for each valid sales slip.

3. OUR RIGHT TO CHANGE DISCOUNT RATES. The discount rates given in the attached Discount Rate Table will govern what Discount rates we charge you for sales slips presented to us. The columns referenced on the attached Discount Rate Table are tied to the London Interbank Offered Rate (“LIBOR”) six-month and twelve-month rates as applicable and as published in the Money Rates Section of the Wall Street Journal. The length of the promotional term will dictate which LIBOR Adjustment will be used as described below. (Currently, there are no promotional terms tied to the 1 month LIBOR. It is included in the table below in the event a promotional term is added in the future which would be adjusted based upon the 1 month LIBOR.)

PROMOTIONAL TERM	LIBOR Adjustment
1 – 4 Months	1 Month LIBOR
5 – 10 Months	6 Month LIBOR
11 + Months; Regular Terms; Reduced APR	12 Month LIBOR

When the six-month LIBOR rises above 4.79% or below 4.60%, the applicable discount rates shown on the Discount Rate Table will be implemented effective as described below. When the twelve-month LIBOR rises above 4.59% or below 4.40%, the applicable discount rates shown on the attached Discount Rate Table will be implemented effective as described below. As of November 9, 2007, the six-month LIBOR rate is 4.76%, and the twelve-month LIBOR is 4.51%.

In the event that the applicable LIBOR falls outside those rates itemized in the attached Discount Rate Table, both parties will meet to negotiate acceptable discount rates. The discount rates last in effect before the LIBOR falls outside of the attached Discount Rate Table will remain in effect until new discount rates are mutually agreed upon.

LIBOR pricing adjustments will be reviewed the first business day each January, April, July, and October, and any adjustments will be implemented the first business day each February, May, August, and November, respectively.

In addition, in the event the Program fails to generate at least $22,500,000.00 in Net Charge Volume during any Program Year, we may change the discount rates listed in paragraph 4 below and in the attached Discount Rate Table for all of the credit term plans, upon written notice to you, in a manner and amount determined by us.

Further, in the event there is a change in the legal or regulatory requirements or the legal or regulatory environment applicable to the credit card industry, that we believe will have a material negative impact on our revenue or operating expenses with respect to the Program, we may change the discount rates listed in paragraph 4 below and in the attached Discount Rate Table for all of the credit term plans, upon written notice to you, in a manner and amount determined by us.

4. CREDIT TERM PLANS. The following credit term plans are covered by this Pricing Addendum and are based upon the following LIBOR: the six-month LIBOR is 4.76%, and the twelve-month LIBOR is 4.51%. The credit term plan discount rates and volume mix ranges outlined below correspond to the attached Discount Rate Table:

Credit Term Plans	Discount	Volume Mix
6 Months No Interest Option and No Payment	1.74%	0-10%
12 Months No Interest Option with Minimum Payments	3.38%	0-10%
12 Months No Interest Option and No Payment	4.13%	60-70%
15 Months No Interest Option and No Payment	5.80%	0-5%
24 Months No Interest with Equal Payments	8.88%	10-20%
30 Months No Interest with Equal Payments	9.90%	0-10%
36 Months No Interest with Equal Payments	11.57%	0-10%

We reserve the right to offer additional credit term plans at discount rates established by us. These credit term plans will be covered under the rate adjustment language described above. The appropriate discount rate table will be provided at time of set up of the additional plans.

5. VOLUME MIX.

(a) For the purposes of this Pricing Addendum, Volume Mix is defined as the percentage of the Net Charge Volume, as defined in the Agreement, for each credit term plan in relation to the total Net Charge Volume for all credit term plans offered in connection with the Program. Except as set forth in paragraph 5(b) below, in the event the Volume Mix for any credit term plan falls outside of the Volume Mix Range set forth in paragraph 4 for such credit term plan, we reserve the right to adjust the discount rates in paragraph 4 and in the attached Discount Rate Table for any and all credit term plans that are outside of their respective Volume Mixes, upon written notice to you, in a manner and amount determined by us.

(b) In the event the combined Volume Mix for all No Interest Option, No Payment credit term plans exceeds 80%, but is less than 85%, we reserve the right to adjust the discount rates in paragraph 4 and in the attached Discount Rate Table for all No Interest Option, No Payment credit term plans as follows; (i) for the 6 month No Interest Option, No Payment credit term plan we can increase the discount rate by 15 basis points above the discount rate in effect in accordance with the Discount Rate Table; (ii) for the 12 month No Interest Option, No Payment credit term plan we can increase the discount rate by 25 basis points above the discount rate in effect in accordance with the Discount Rate Table; (iii) for the 15 month No Interest Option, No Payment credit term plan we can increase the discount rate by 35 basis points above the discount rate in effect in accordance with the Discount Rate Table. These increases in the discount rates for the No Interest Option, No Payment credit term plans will continue to be added to any discount rates established in accordance with the Discount Rate Table as a result of the LIBOR review until such time as a semi-annual review of the Volume Mix reveals that the combined Volume Mix for all No Interest Option, No Payment credit term plans is 80% or less. Notwithstanding any provision to the contrary in this paragraph, in the event the combined Volume Mix for all No Interest Option, No Payment credit term plans exceeds 85%, we reserve the right to adjust the discount rates in paragraph 4 and in the attached Discount Rate Table for all of the credit term plans, upon written notice to you, in a manner and amount determined by us.

(c) Volume Mix shall be reviewed semi-annually for each credit term plan. We will review the Volume Mix each January for the Net Charge Volume submitted in the immediately preceding July 1st to December 31st, and we will review the Volume Mix each July for the Net Charge Volume submitted in the immediately preceding January 1st to June 30th. The first Volume Mix review under this Pricing Addendum will occur in July 2008.

6. EFFECTIVE DATE. This Pricing Addendum shall be effective as of the date of this Pricing Addendum, and shall remain in effect until the date the Agreement terminates. All terms and conditions of the Agreement not otherwise modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Pricing Addendum to the Agreement to be duly executed as of the 3rd day of December, 2007.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By:		By:
Chris P. Stabile

Title:	VP-Accounting & Finance	Title:	Executive Vice President

PARTICIPATION ADDENDUM TO

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

This Participation Addendum is part of the Wells Fargo Financial National Bank Credit Card Retailer Agreement dated April 12, 2004, by and between Mattress Discounters Corporation (referred to as “you” or “your”) and Wells Fargo Financial National Bank (hereinafter referred to as “we,” “us” or “our”) as otherwise amended and addended (the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	REPLACES PRIOR PARTICIPATION ADDENDUMS. This Participation Addendum replaces any Participation Addendum to the Credit Card Retailer Agreement dated prior to the date of this Participation Addendum.

2.	PARTICIPATION FEE. We will pay you 5.0% of the total finance charge collected each month on the total dollar amount of receivables outstanding for the regular terms cardholder account balances for billing cycles ending that calendar month during the Initial Term or any Renewal Term of the Agreement provided; (i) the Agreement has not been terminated by us as a result of a breach by you; and (ii) you have not provided written notice to us of your election to not renew this Agreement.

3.	DEFINITION. For purposes of this Participation Addendum, “regular terms cardholder account balances” shall mean any cardholder account balances which are not subject to the special terms set forth in the Pricing Addendum to the Agreement as may be amended from time to time. (For example, if a cardholder makes a purchase which is subject to special terms of 6 months no payment, no interest option, and the cardholder does not pay off the purchase prior to the expiration of the special terms period, interest will accrue on the amount of this purchase from the date of the purchase, but will not be transferred to the regular terms subaccount until the special terms period expires. You shall not receive participation on any interest that accrued during the special terms period. You shall, however, receive participation on any interest that accrues after the expiration of the special terms period in connection with this purchase.)

4.	EFFECTIVE DATE. This Participation Addendum shall be effective as of the date of this Participation Addendum and shall remain in effect until the Agreement terminates. All terms and conditions of the Agreement not otherwise modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Participation Addendum to the Agreement to be duly executed as of the 3rd day of December, 2007.

Mattress Discounters Corporation		Wells Fargo Financial National Bank

By		By
Chris P. Stabile
Title:	VP-Accounting & Finance	Title:	Executive Vice President

SECOND AMENDMENT TO

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

This Second Amendment to the Wells Fargo Financial National Bank Credit Card Retailer Agreement (“Amendment”) dated April 12, 2004 is made and entered into this 28th day of November, 2008, by and between Wells Fargo Financial National Bank (referred to as “we”, “us” or “our”) and Mattress Discounters Group, LLC (referred to as “you” or “your”), as assignee of Mattress Discounters Corporation, to amend the Wells Fargo Financial National Bank Credit Card Retailer Agreement and all addenda thereto (as amended by a First Amendment to Wells Fargo Financial National Bank Credit Card Retailer Agreement dated as of December 3, 2007, the “Agreement”). Capitalized terms used but not otherwise defined will have the meanings set forth in the Agreement.

WHEREAS, Mattress Discounters Corporation (“MDC”) entered into the Agreement in connection with our offering of a private label credit card program to MDC;

WHEREAS, MDC filed a voluntary Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of Maryland (Southern Division) (the “Bankruptcy Court”) on September 10, 2008 commencing Case No.: 08-21642-TJC;

WHEREAS, MDC has filed a motion (the “Sale Motion”) with the Bankruptcy Court seeking the Bankruptcy Court’s approval of the sale of substantially all of MDC’s assets relating to its Mid-Atlantic operations to an entity designated by RoomStore, Inc.;

WHEREAS, as part of the Sale Motion MDC is seeking the Bankruptcy Court’s approval of MDC’s assumption and assignment of the Agreement to the RoomStore, Inc.’s designee;

WHEREAS, RoomStore, Inc. caused Mattress Discounters Group, LLC, a Virginia limited liability company, to be formed for the purpose of purchasing MDC’s Mid-Atlantic assets pursuant to the Sale Motion;

WHEREAS, we have filed objections to the Sale Motion with the Bankruptcy Court relating to the assumption and assignment of the Agreement;

WHEREAS, conditioned on the Bankruptcy Court’s grant of the relief requested in the Sale Motion and entry of a stipulation acceptable to us with respect to our objections to the Sale Motion, you and we have agreed to the assumption and the assignment of the Agreement subject to certain modifications of the Agreement as set forth in this Amendment; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and we hereby agree as follows:

1.	The Recitals set forth above are true and correct, are incorporated into this Amendment and the Agreement by reference, and shall constitute an integral part of the Agreement.

2.	Paragraph 26 is hereby deleted in its entirety and shall be replaced by the following text:

26. MINIMUM NET CHARGE VOLUME. You agree that for each Program Year the Program will generate at least the following in minimum net charge volume: $15,000,000.00 (“Minimum Net Charge Volume”). For the purposes of this Agreement, “Program Year” is defined as a 12-month time period beginning on January 1, 2009 and each 12 month time period, or a fraction thereof, thereafter during the Initial Term or any

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Renewal Term of this Agreement. For the purposes of this Agreement, “Net Charge Volume” shall be defined as the total of all purchases posted to the Accounts less any credits (other than payments) posted to the Accounts during a specified time period. In the event the Program fails to generate at least $10,000,000.00 in Net Charge Volume for any Program Year, we may elect to change any or all provisions of this Agreement as determined by us in our sole and reasonable discretion, or in the alternative, we may terminate the Agreement by providing you with 30 days prior written notice of our decision to terminate.

3.	Paragraph 38 of the Agreement is hereby deleted in its entirety and replaced with the following:

38. VOLUME BONUS. During the remaining term of the Agreement, we will pay you a volume bonus (“Volume Bonus”), based upon the Net Charge Volume for any given Program Year. Our first Volume Bonus under this paragraph 38 will be paid based upon the Net Charge Volume submitted during the Program Year which begins on January 1, 2009, in accordance with the following:

Annual Net Charge Volume Amount	Volume Bonus
$15,000,000.00 - $16,999,999.99	$45,000
$17,000,000.00 - $18,999,999.99	$50,000
$19,000,000.00 - $20,999,999.99	$55,000
$21,000,000.00 - $22,999,999.99	$60,000
$23,000,000.00 - $24,999,999.99	$65,000
$25,000,000.00 - $26,999,999.99	$70,000
$27,000,000.00 - $28,999,999.99	$75,000
$29,000,000.00 - $30,999,999.99	$80,000
$31,000,000.00 - $32,999,999.99	$85,000
$33,000,000.00 - $34,999,999.99	$90,000
$35,000,000.00 - $36,999,999.99	$95,000
$37,000,000.00+	$100,000

Payment shall be made within 30 days of the commencement of the following Program Year, provided: (i) the Agreement has not been terminated by us as a result of a breach by you; and (ii) you have not provided written notice to us of your election to not renew this Agreement. If the minimum Net Charge Volume falls below $15,000,000.00, in any Program Year, then no Volume Bonus will be awarded for that Program Year. In no event will we pay you more than $100,000.00 in Volume Bonus in any given Program Year. Notwithstanding the above, however, the parties agree and understand that any prior requirements for a Volume Bonus under the Agreement that were in place prior to the effective date of this Amendment shall not be effective and no Volume Bonus will be awarded for the current Program Year. (January 1, 2008 – December 31, 2008).

4.	The following text shall be added as Paragraph 39 to the Agreement:

39. RESERVE FUND. Beginning December 1, 2008, we shall withhold payment to you for all Sales Slips submitted to us until such time as we have withheld $150,000.00 and deposited such money into a reserve fund (“Reserve Fund”) held by us. We shall have full rights to use the Reserve Fund to offset any amounts owed by you to us under the terms of this Agreement. We shall then have the right to replenish the Reserve Fund to replace any such monies used for obligations of yours by withholding future payments for Sales Slips submitted under the Program in a time frame established by us in our sole discretion. Should you submit insufficient Sales Slips to adequately fund the Reserve Fund by December 31, 2008, you agree to supply letters of credit or make a deposit of

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funds in the Reserve Fund up to the $150,000.00 requirement. Your obligations to us shall not be limited by the amount held in the Reserve Account. The Reserve Account does not excuse you from paying us any amount you would otherwise owe us. We shall be the sole owner of the Reserve Account and any interest that accrues thereon.

5.	The following text shall be added as Paragraph 40 to the Agreement:

40. PARTICIPATION ADDENDUM. The Participation Addendum dated December 3, 2007 shall be terminated effective December 1, 2008. No further monies shall be owed or paid to you under this Addendum.

6.	Notwithstanding the terms and provisions of any agreement with any other party executed by you or RoomStore, Inc. in connection with the Sale Motion, you and we acknowledge and agree that you are assuming all of the rights, obligations and liabilities of MDC under the Agreement (as modified by this Amendment). The following text shall be added as Paragraph 41 to the Agreement:

41. ADDITIONAL PROVISIONS. You acknowledge and agree that you are obligated for all representations, warranties, covenants, and obligations, including but not limited to those related to fraud, customer disputes, returns, and other repurchase obligations under the Agreement, whether or not such obligations arose as a result of transactions occurring either before or after the assignment of this Agreement to you.

7.	This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A signed, facsimile copy of this Amendment may serve as an original.

8.	The changes made by this Amendment are effective as set forth in Paragraph 9 below. All terms and conditions of the Agreement not modified herein shall remain in full force and effect. In the event of any conflict between the terms of the Agreement or any other addendum to the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

9.	The parties acknowledge and agree that this Amendment and any other document executed contemporaneously with this Amendment shall not become effective or binding on us until:

(a)	the Bankruptcy Court has granted the Sale Motion and has approved the assumption and assignment of the Agreement to you;

(b)	MDC has entered into a stipulation with us, in form acceptable to us, resolving our objections to the Sale Motion; and

(c)	we have received this Amendment and the Pricing Addendum dated of even date herewith duly executed by you

IN WITNESS WHEREOF, the parties hereto, having caused this Amendment to be executed by their respective representatives as of the date first written above.

Mattress Discounters Group, LLC		Wells Fargo Financial National Bank

By:	RoomStore, Inc, Member of LLC

By		By
Title	SVP/GC	Title

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Exhibit A

PRICING ADDENDUM TO

WELLS FARGO FINANCIAL NATIONAL BANK

CREDIT CARD RETAILER AGREEMENT

This Pricing Addendum is part of a Wells Fargo Financial National Bank Credit Card Retailer Agreement dated April 12, 2004 by and between Mattress Discounters Group, LLC (referred to as “you” or “your”), as assignee of Mattress Discounters Corporation, and Wells Fargo Financial National Bank (hereinafter referred to as “we,” “us” or “our”) as otherwise amended and addended (the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	REPLACES PRIOR PRICING ADDENDUM. This Pricing Addendum replaces any prior Pricing Addendum to the Agreement dated prior to the date of this Pricing Addendum.

2.	DISCOUNT RATES. The discount rates given in the attached Discount Rate Table (“DRT”) are expressed as a percentage of the amount financed for each valid Sales Slip.

3.	OUR RIGHT TO CHANGE DISCOUNT RATES.

a)	The discount rates given in the DRT will govern what we charge you for Sales Slips presented to us. The columns in the DRT represent the London Interbank Offered Rate (“LIBOR”) one-month, six-month and twelve-month rates as applicable and as published in the Money Rates Section of the Wall Street Journal. The promotional term will dictate which LIBOR will be used. (see DRT).

b)	As of November 21, 2008, the one-month LIBOR was 1.40%, the six-month LIBOR was 2.57%, and the twelve-month LIBOR was 2.74%.

c)	In the event that the applicable LIBOR rises above the highest rates itemized in the attached DRT, both parties will meet to negotiate acceptable discount rates. The discount rates last in effect before the LIBOR rises above the highest rates itemized in the attached DRT will remain in effect until new discount rates are mutually agreed upon. If both parties cannot agree on new discounts rates within 30 days of the LIBOR rising above the highest rates itemized in the DRT, the highest rates shall remain in effect and either party shall have the right to terminate with 60 days notice.

d)	LIBOR will be reviewed the first business day of each calendar quarter and the applicable discount rates will implemented the first business day of the subsequent calendar month. (Example: LIBOR reviewed the first business day of January will be implemented the first business day of February.)

e)	Further, in the event there is a change in the legal or regulatory requirements or the legal or regulatory environment applicable to the credit card industry, that we believe in our sole discretion will have a material negative impact on our revenue or operating expenses with respect to the Program, we may change the discount rates listed in the DRT for all of the credit term plans, upon written notice to you, in a manner and amount determined by us. Notwithstanding anything to the contrary in this subparagraph 3(e), we may elect to terminate the Agreement pursuant to paragraph 18(b)(3) of the Agreement.

f)

Notwithstanding any provision in this Pricing Addendum or the Agreement to the contrary, in the event we discover adverse trends in the performance of the Program portfolio, including but not limited to, delinquency, customer payment behavior, average transaction amounts, applicant quality (FICO), average account balance, Volume Mix and charge offs, we shall notify you in writing of such findings and we shall have the right to make any changes we deem necessary to the Program,

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including but not limited to the issuance of a new DRT with increased discount rates. The changes will become effective 60 days after our notification to you. In the event you disagree with any new DRT, provided the discount rates on the new DRT are at least 10% greater than those of the existing DRT, you shall have the right to terminate the Agreement provided you send written notice to us within 30 days of our notification to you of the new DRT. The Agreement will terminate effective 60 days after your notice of termination to us.

g)	In the event discount rates are changed pursuant to subparagraph 3(e) or 3(f), we will issue a new DRT that will govern the discount rates on all credit term plans.

4.	CREDIT TERM PLANS

The following credit term plans are covered by this Pricing Addendum. The credit term plan discount rates and volume mix ranges outlined below correspond to the attached DRT:

Credit Term Plans	Discount	Volume Mix
6 Months No Interest Option and No Payment	1.50%	0 -10%
12 Months No Interest Option with Minimum Payments	3.02%	0 -10%
12 Months No Interest Option and No Payment	3.77%	60 -70%
15 Months No Interest Option and No Payment	5.35%	0 -5%
24 Months No Interest with Equal Payments	8.52%	10 -20%
30 Months No Interest with Equal Payments	9.35%	0 -10%
36 Months No Interest with Equal Payments	11.03%	0 -10%

We reserve the right to offer additional credit term plans at discount rates established by us. These credit term plans will be covered under the rate adjustment language described above. The appropriate discount rate table will be provided at time of set up of the additional plans.

5.	VOLUME MIX. For the purposes of this Pricing Addendum, Volume Mix is defined as the percentage of the Net Charge Volume, as defined in the Agreement, for each credit term plan in relation to the total Net Charge Volume for all credit term plans listed in paragraph 4 above. In the event the Volume Mix for any credit term plan falls outside of the Volume Mix Range set forth in paragraph 4 for such credit term plan, we reserve the right to adjust the discount rates in paragraph 4 and in the attached Discount Rate Table for all of the credit term plans, upon written notice to you, in a manner and amount determined by us. Volume Mix will be reviewed on the first business day of each January, April, July, and October, and any adjustments to be made will be implemented the first business day each February, May, August, and November, respectively. The first Volume Mix review for this Addendum shall take place on the first business day of April 2009 and any adjustments made will be implemented the first business day of May 2009.

6.	EFFECTIVE DATE. This Pricing Addendum shall be effective as of the date of the effectiveness of the Second Amendment to Wells Fargo Financial National Bank Credit Card Retailer Agreement executed contemporaneously with this Pricing Addendum, and shall remain in effect until the date the Agreement terminates. All terms and conditions of the Agreement not otherwise modified herein shall remain in full force and effect.

7.	This Pricing Addendum may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A signed, facsimile copy of this Pricing Addendum may serve as an original.

IN WITNESS WHEREOF, the parties have caused this Pricing Addendum to the Agreement to be duly executed as of the 28th day of November, 2008.

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Mattress Discounters Group, LLC		Wells Fargo Financial National Bank

By:	RoomStore, Inc., Member of LLC

By:		By:
Title:	SVP/GC	Title:

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